UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: October 2, 2020 (Date of earliest event reported:  October 1, 2020)

RBC BEARINGS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center

Oxford, CT 06478

(Address of principal executive offices) (Zip Code)

(203) 267-7001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	ROLL	Nasdaq NMS

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2020, the Company promoted Robert M. Sullivan to the position of Vice President and Chief Financial Officer and designated Chief Accounting Officer. The duties and responsibilities of the Company’s Chief Financial Officer position will be transitioned to Mr. Sullivan from Mr. Daniel A. Bergeron. Mr. Bergeron will assume additional operational responsibility within the Company as he continues to serve as the Company’s Vice President and Chief Operating Officer.

Robert Sullivan joined the Company as Assistant Corporate Controller in March 2016 and was appointed Corporate Controller in February 2017. Mr. Sullivan has over 13 years of experience in public accounting and auditing. Prior to joining the Company, Mr. Sullivan worked at Sikorsky Aircraft Corporation involved in business development, program finance, and financial planning and analysis. Prior to Sikorsky, Mr. Sullivan was an Audit Manager at Ernst & Young LLP where he worked from 2007 to 2013. Mr. Sullivan has a Bachelor of Science degree in Accounting from Fairfield University, a Master of Science degree in Accounting and Taxation from the University of Hartford, and a Master of Business Administration from the University of Connecticut. Mr. Sullivan is a Certified Public Accountant in the State of Connecticut.

On October 1, 2020, the Company promoted John J. Feeney to the position of Vice President, General Counsel and Secretary and designated Chief Legal Officer. The duties and responsibilities performed by Joseph Salamunovich, who had served as the Company’s Vice President, General Counsel and Secretary since 2018, will be transitioned to Mr. Feeney. Mr. Salamunovich will remain an employee of the Company and provide a variety of legal services.

John Feeney joined the Company as Assistant General Counsel in 2014. From 2008 to 2014 he worked as Associate Counsel for Conair Corporation, a privately held consumer products company in Stamford Connecticut. From 2005 to 2008 Mr. Feeney worked as Staff Counsel at Volt Information Sciences, Inc., a publicly-owned staffing company. From 2000 to 2005 he worked as an Assistant Corporation Counsel for the New York City Law Department, where he focused on litigation. Mr. Feeney has a Bachelor of Arts degree in History from St. Joseph’s University, a Master of Arts degree in American Government and Politics from St. John’s University, and a Juris Doctor from SUNY Buffalo, School of Law.

As officers of the Company, Messrs. Sullivan and Feeney are at-will employees and entitled to participate in the same general benefits and incentive opportunities that are generally available to other salaried employees (excluding the CEO and COO) and which do not discriminate in favor of executive officers. This includes a base salary and incentive opportunities under the Company’s Annual Incentive Compensation Plan, Long-Term Equity Incentive Program and Supplemental Executive Retirement Plan.

Mr. Ernest J. Hawkins’ position as the Company’s Vice President Finance and Chief Accounting Officer has been eliminated. Mr. Hawkins’ departure is not the result of any disagreement on any matter of accounting principles or practices, financial statement disclosures, or internal controls. Mr. Hawkins has entered into a Transition Employment Agreement with the Company and will provide support to the accounting and tax departments until January 31, 2020.

The press release announcing these changes has been filed as Exhibit 99.1 to this report and is incorporated herein by this reference

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release of RBC Bearings Incorporated dated October 2, 2020.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 2, 2020

RBC BEARINGS INCORPORATED

By:	/s/ John J. Feeney
	Name:	John J. Feeney
	Title:	Vice President, General Counsel & Secretary